Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 16, 2018 with respect to the consolidated financial statements of Select Bancorp, Inc. and Subsidiary (the Company) as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
July 11, 2018